                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant   / X /
Filed by a Party other than the Registrant   /  /

Check the appropriate box:

/   /    Preliminary Proxy Statement
/ X /    Definitive Proxy Statement
/   /    Definitive Additional Materials
/   /    Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                            FIRST NATIONAL BANCORP
               (Name of Registrant as Specified In Its Charter)

                             C. Talmadge Garrison
                Senior Vice President, Secretary and Treasurer
                            First National Bancorp
                     303 Jesse Jewell Parkway, Suite 700
                          Gainesville, Georgia 30501
                 (Name of Persons(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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        14a-6(i)(3).
/   /   Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11.
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            ................................................................
        2)  Aggregate number of securities to which transaction applies:
            ................................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
            .................................................................
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            .................................................................
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            how it was determined.

/   /       Check box if any part of the fee is offset as provided by Exchange
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

                            FIRST NATIONAL BANCORP
                                P.O. DRAWER 937
                             GAINESVILLE, GEORGIA
                                  30503-0937


  RICHARD A. MCNEECE                                         TEL. (404) 503-2100
 CHAIRMAN OF THE BOARD                                       FAX. (404) 503-2700
          AND
CHIEF EXECUTIVE OFFICER


March 18, 1994

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of First National Bancorp Shareholders which will be held at the Georgia Mountains Center, downtown Gainesville, on Wednesday, April 20, 1994. Ample parking should be available on the Center's adjoining parking decks.

     There will be a reception in Rooms B and C beginning at 3:30 p.m., during which we hope you will join us for refreshments and get a chance to meet and talk to the Directors and Senior Officers of Bancorp and the Affiliate Banks.

     The Annual Meeting will be held in the Georgia Mountains Center Theatre beginning at 4:00 p.m., and should be adjourned by no later than 5:00 p.m.

     The official Notice, Proxy, Proxy Statement and Annual Report to Shareholders are enclosed. Your proxy card is located in the window on the front of this package of documents. It would be most helpful to us if you would kindly complete, sign and mail your proxy card as soon as possible in the enclosed envelope, addressed to First National Bancorp, Midtown Station, P. O. Box 949, New York, NY 10138-0749. (Note: this address is for mailing proxy cards only.)

     We would greatly appreciate you voting "FOR" the Directors nominated, "FOR" the Performance-Based Restricted Stock Plan proposal, and "FOR" the proposal to ratify KPMG Peat Marwick as independent auditors of the Company for the 1994 year.

     We look forward to being with you at the meeting.

Cordially,

/s/ Richard A. McNeece
- ----------------------------
Richard A. McNeece
Chairman and Chief Executive Officer

Enclosures







   SUITE 700 - FIRST NATIONAL BANCORP BUILDING - 303 JESSE JEWELL PARKWAY
                          GAINESVILLE, GEORGIA 30501

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 1994

TO THE HOLDERS OF COMMON STOCK
OF FIRST NATIONAL BANCORP

     The Annual Meeting of Shareholders of First National Bancorp will be held in the Theatre at the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on Wednesday, April 20, 1994, at 4:00 p.m., Gainesville time, for the following purposes:

1. To elect twenty-two Directors to serve until the 1995 Annual Meeting of Shareholders.

2. To vote on the proposal to establish the Performance-Based Restricted Stock Plan.

3. To ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending December 31, 1994.

4. To transact such other business as may properly come before the meeting and any adjournments thereof. Management at present knows of no other business to be presented at the meeting, other than the report of Management and presentation of the financial statements. If other matters properly come before the meeting, the persons named in the Proxy will have discretionary authority to vote proxies with respect to such matters after considering the recommendations of management.

     Shareholders of record at the close of business on February 18, 1994, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          For the Board of Directors,

                                          /s/ Richard A. McNeece
                                          -----------------------
                                          Richard A. McNeece
                                          Chief Executive Officer

Gainesville, Georgia
March 18, 1994

YOU ARE URGED TO VOTE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE, EVEN IF YOU DO PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING YOU MAY, IF YOU SO DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                             FIRST NATIONAL BANCORP

                           GAINESVILLE, GEORGIA 30503

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 1994

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to the shareholders of First National Bancorp (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for the purposes stated herein for use at the Annual Meeting of Shareholders to be held in the theater of the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on Wednesday, April 20, 1994, at 4:00 p.m., Gainesville time, or any adjournment thereof. THE COST OF THIS SOLICITATION OF PROXIES WILL BE BORNE BY THE COMPANY.

     The Company's executive offices are located at 303 Jesse Jewell Parkway, Suite 700, P. O. Drawer 937, Gainesville, Georgia 30503. The approximate date of the mailing of this Proxy Statement to shareholders is March 18, 1994.

                              REVOCATION OF PROXY

     The Board of Directors encourages the personal attendance of shareholders at the Annual Meeting, and the giving of the proxy does not preclude the right to vote in person, should the person giving the proxy so desire. The person giving the proxy has the power to revoke the proxy at any time before the proxy is exercised.

                          VOTING AND OUTSTANDING STOCK

     The close of business on February 18, 1994, has been fixed as the record date for the determination of shareholders of the Company entitled to vote at the Annual Meeting. At the close of business on that date, the Company had issued and outstanding 15,575,662 shares of common stock, $1.00 par value.

     In the election of Directors, each shareholder will have the right to vote the number of shares owned by him for as many persons as there are Directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of Directors multiplied by the number of shares shall equal, or to distribute them on the same principle among as many candidates as he may see fit. For all other purposes, each share is entitled to one vote and except as otherwise stated in this Proxy Statement, a majority of shares voted shall constitute the affirmative act of the shareholders. The cumulative voting rights referred to above have the effect of giving minority interests a greater chance to elect a director to the Board and would help preclude a takeover by spreading control of the Board among a greater number of shareholders. There are presently no other provisions in the Company's Articles of Incorporation or Bylaws that the Board of Directors believe would have an anti-takeover effect.

                      DIRECTOR AND MANAGEMENT INFORMATION

     The twenty-two (22) persons listed below as Director Nominees will be nominated to serve until the 1995 Annual Meeting of Shareholders. Unless otherwise directed, it is the intention of the persons named in the proxy to vote for the election of the Nominees listed below. There are five individuals who served as Directors of the Company for the 1993-1994 year and who were listed in the 1993 Proxy Statement, who are not among the nominees listed below being nominated by management to serve for the 1994-1995 year. Mr. J. B. McKibbon, who has served as a Director of the Company since it became a bank holding company in 1981, has chosen not to seek re-election to the Board of Directors of the Company or its subsidiary, The First National Bank of Gainesville, because he is one year short of the maximum age for a Director under the Company's Bylaws. Mr. James A. Walters has been nominated to fill this vacancy on the Board of Directors. Because he has reached the maximum age for a Director under the Company's Bylaws, Mr. J. M. "Ray" McRae, who has served as a Director of the Company since its inception in 1981, is not being nominated for re-election to the Board of Directors of the Company and its subsidiary, The First National Bank of Gainesville. Mr. John A. Ferguson, Jr. has been nominated to fill this vacancy on the Board of Directors. Mr. John H. Henderson has served as a Director of the Company for the past two years because he served as Chairman of the Board of Directors of the Company's subsidiary, First National Bank of Paulding County. That bank's Chairman of the Board serves on a rotating basis, and a new chairman has been elected to serve that bank. Mr. Henderson will remain as a director of that bank. Mr. J. Michael Womble, the newly elected Chairman of First National Bank of Paulding County, has been nominated to be elected a Director of the Company. Because he has reached the maximum age for a Director, Mr. J. L. Nix is not being nominated for re-election to the Board of Directors of the Company and its subsidiary, First National Bank of White County. Mr. J. L. Nix has served as a Director of the Company since 1985 when the First National Bank of White County (formerly The Peoples Bank) was acquired by the Company. Mr. J. Kenneth Nix, Sr., newly elected Chairman of First National Bank of White County, has been nominated to fill this vacancy on the Board of Directors. Mr. Kenneth Nix is the son of Mr. J. L. Nix. Mr. W. Harold Prather, who has served as a Director of the Company since 1990, is not being nominated for re-election to the Board of Directors of the Company because he has reached the maximum age for a Director. Due to the terms in the merger agreement under which the Company acquired Granite City Bank, Mr. Prather, who has been serving as Chairman of that bank, will continue to serve as a Director of that bank. Mr. W. L. Lester, the newly elected Chairman of Granite City Bank, has been nominated to fill this vacancy on the Board of Directors. Additional biographical information concerning these Director Nominees is included below under the caption "Director Nominees." Please refer to the paragraph entitled "BYLAWS PROVISIONS FOR ELECTION OF DIRECTORS" for a discussion about setting the number of Directors and nominations for election of Directors.

DIRECTOR NOMINEES

JANE WOOD BANKS                    EDWIN C. POSS
THOMAS S. CHEEK                    PAUL J. REEVES
JOHN A. FERGUSON, JR.              A. ROY ROBERTS, JR.
JAMES H. HARRIS, JR.               RICHARD L. SHOCKLEY
RAY C. JONES                       HAROLD L. SMITH
ARTHUR J. KUNZER, JR.              W. WOODROW STEWART
W. L. LESTER                       BOBBY M. THOMAS
RICHARD A. MCNEECE                 JAMES A. WALTERS
PETER D. MILLER                    M. G. WEST
LOY D. MULLINAX                    J. MICHAEL WOMBLE
J. KENNETH NIX, SR.                JOE WOOD, JR.

     The following are the names and ages of the Director Nominees, the year each individual began continuous service as a Director of the Company, and the business experience of each, including principal occupations, at present and for at least the past five years.

     Mrs. Jane Wood Banks, age 67, became a Director at the origination of the Company in 1981. Mrs. Banks is a private investor concentrating in real estate management and the management of various other holdings that include listed securities. Mrs. Banks has also served since 1981 as a Director of The First National Bank of Gainesville, Gainesville, Georgia, the first affiliate bank of the Company.

     Mr. Thomas S. Cheek, age 62, became a Director in 1987 when the Bank of Banks County became an affiliate of the Company. Mr. Cheek is President of Mountain View, Inc., a company concentrating in land development. Mountain View, Inc. was formed in 1992. Mr. Cheek was in the land development business for several years on a private investor basis prior to formation of Mountain View, Inc. He previously served as Chairman of Vintage Enterprises, Inc., Gainesville, Georgia, where he also served in other capacities such as President and Chief Executive Officer during the years since 1967. Vintage Enterprises, Inc., manufactured factory built homes. The manufacturing plant is now closed. Mr. Cheek has served as a Director and as Chairman of Bank of Banks County, Homer, Georgia, since the bank was founded in 1974.

     Mr. John A. Ferguson, Jr. age 54, has been nominated by management for election by the shareholders to serve for the first time as a Director of the Company. Mr. Ferguson has been associated with Northeast Georgia Medical Center since 1964 in various positions including Hospital Administrator and Executive Director and became President in 1975. The organization was restructured in 1986 and Mr. Ferguson was named President and C.E.O. of Northeast Georgia Health Services, Inc. which is the corporate umbrella for Northeast Georgia Medical Center, Northeast Georgia Health Resources, and other medical related ventures which provide nursing, health care, and physical fitness programs for the Northeast Georgia area. Mr. Ferguson has served as a Director of The First National Bank of Gainesville since 1992.

     Mr. James H. Harris, Jr., age 68, became a Director in 1987, shortly after The Citizens Bank, Toccoa, Georgia, became an affiliate of the Company. Mr. Harris has been associated with Toccoa Casket Company, Toccoa, Georgia, a manufacturer of caskets, since 1952 in various positions, and he served as President of that company from 1978 until March 1992, when the Toccoa Casket Company was sold. He currently remains in a management position with the Toccoa Casket Company. Mr. Harris has also been President and Chairman of the Board of
J. H. Enterprises, Inc., an investment and service corporation, since 1973. Mr. Harris has served as a Director of The Citizens Bank, Toccoa, Georgia, since 1978 and currently serves as Chairman of that bank.

     Mr. Ray C. Jones, age 64, became a Director of the Company in 1991. Mr. Jones is currently President and a Director of J & S Farms, Inc., a poultry related organization dealing in commercial eggs and feed manufacturing located in Gainesville, Georgia. Mr. Jones has served in that capacity for many years and is also involved in other poultry related businesses as an owner. Mr. Jones has served as a Director of The First National Bank of Gainesville since 1984.

     Mr. Arthur J. Kunzer, Jr., age 60, became a Director of the Company in 1982. Mr. Kunzer has been co-owner and Vice President of Frierson's, a men's clothing store in Gainesville, Georgia, since 1969. Mr. Kunzer has also served as a Director of The First National Bank of Gainesville since 1982.

     Mr. W. L. "Bill" Lester, age 64, has been nominated by management for election by the shareholders to serve for the first time as a Director of the Company. Mr. Lester was associated with the poultry industry for many years. He started Elberton Poultry, Inc. in 1955 and operated that business until it was sold in 1985. In 1985, Mr. Lester formed Lester Enterprises which is the corporate umbrella for LHP Manufacturing which manufactures bobbins for the textile industry, and Toccoa Injection Molding which manufactures molded plastic parts and goods. Mr. Lester still operates those businesses. Mr. Lester has served as a Director of Granite City Bank in Elberton since 1984 and has been chosen to serve as Chairman of that bank's Board of Directors.

     Mr. Richard A. McNeece, age 54, became a Director of the Company in 1989. Mr. McNeece joined the Company's largest bank, The First National Bank of Gainesville, in 1987 as President and Chief Operating Officer. Mr. McNeece was elected President and Chief Operating Officer of the Company in 1990, President and Chief Executive Officer in 1991, and Chairman and Chief Executive Officer in 1992. Mr. McNeece also still serves as Chairman and Chief Executive Officer and a Director of The First National Bank of Gainesville.

     Mr. Peter D. Miller, age 47, became a Director in 1991. He was elected by the Board of Directors as President, Chief Financial and Administrative Officer effective April 15, 1992. He served as Executive Vice

President and Chief Financial Officer of the Company from 1983 until 1992. Mr. Miller joined the Company's first affiliate bank, The First National Bank of Gainesville, in 1977 and has served that bank in various capacities such as Vice President and Senior Investment Officer. He currently serves as Senior Vice President and Chief Financial Officer of The First National Bank of Gainesville and as a director of The First National Bank of Paulding County, an affiliate of the Company.

     Mr. Loy D. Mullinax, age 62, became a Director of the Company in 1989, shortly after the Pickens County Bank in Jasper, Georgia became an affiliate of the Company. Mr. Mullinax has been in the home construction business for several years and is the owner of Mullinax Truss Company in Jasper, a company in the business of fabricating and marketing trusses for buildings. Mr. Mullinax has served as a Director of Pickens County Bank since the bank was founded in 1976 and currently serves as Chairman of that bank.

     Mr. J. Kenneth Nix, Sr., age 46, has been nominated by management for election by the shareholders to serve for the first time as a Director of the Company. Mr. Nix is an attorney and has been a partner in the law firm Stewart, Melvin & House in Gainesville, Georgia since 1977. Stewart, Melvin & House serves as legal counsel to the Company. Mr. Nix has served as a Director of the First National Bank of White County since 1984 and has been chosen to serve as Chairman of that bank's Board of Directors.

     Mr. Edwin C. Poss, age 66, became a Director in 1984, shortly after the Bank of Clayton, Clayton, Georgia, became an affiliate of the Company. Mr. Poss, a real estate broker, has been President of Poss Real Estate, Inc., Clayton, Georgia, a firm dealing in real estate primarily in the Rabun County area, since 1970. Mr. Poss has also served as a Director of Bank of Clayton since 1983.

     Mr. Paul J. Reeves, age 67, originally became a Director of the Company in 1984, shortly after the First National Bank of Habersham in Cornelia, Georgia, became an affiliate of the Company. He served until 1987 when he resigned to eliminate any possibility of a conflict of interest when a family member was offered an employment promotion with the Company's independent auditors. The conflict no longer exists, and Mr. Reeves was re-appointed as a Director by the Board of Directors in 1991. Mr. Reeves is President of Habersham Hardware Company in Cornelia, Georgia. Mr. Reeves has served as a Director of First National Bank of Habersham since 1957 and currently serves as Chairman of that bank.

     Mr. A. Roy Roberts, Jr., age 67, was appointed a Director of the Company by the Board of Directors, effective January 20, 1993, shortly after the date on which the Citizens Bank, Cherokee County, Georgia, became an affiliate of the Company. Mr. Roberts currently serves as Chairman of that bank, where he has been a director since 1966. Mr. Roberts is in the real estate and insurance business in Cherokee County.

     Mr. Richard L. Shockley, age 68, became a Director at the origination of the Company in 1981. Mr. Shockley became Vice-Chairman of the Company in 1990, after having served as President since 1981 when the Company was established. Mr. Shockley has been associated with The First National Bank of Gainesville since 1954 when he joined the bank as a lending officer. Since that time, he has served the bank in various positions including Executive Vice President and President and currently serves as Director and Vice-Chairman. Mr. Shockley also serves as a director of several of the affiliate banks of the Company.

     Mr. Harold L. Smith, age 50, became a Director of the Company in 1992. Mr. Smith is currently Chairman of Turner, Wood & Smith, Inc., an insurance agency associated with Hilb, Rogal and Hamilton, a publicly held company. Before becoming Chairman, he served as President and C.E.O. of Turner, Wood & Smith, Inc. Mr. Smith also served as Vice Chairman of Southern Heritage Insurance Company until the company was sold in 1991. Mr. Smith has served as a Director of The First National Bank of Gainesville since 1984.

     Mr. W. Woodrow Stewart, age 55, became a Director at the origination of the Company in 1981. Mr. Stewart, an attorney, has been a partner in Stewart, Melvin & House, a law firm in Gainesville, Georgia, since 1967. Stewart, Melvin & House serves as legal counsel to the Company. Mr. Stewart has also served as a Director of The First National Bank of Gainesville since 1979.

     Mr. Bobby M. Thomas, age 47, became a Director of the Company in 1989. Since 1983, Mr. Thomas has been a Director of The Peoples Bank of Forsyth County, an affiliate of the Company, and currently serves as

Chairman of that bank's Board of Directors. Mr. Thomas has been owner and President of Thomas Supply Company in Cumming, Georgia since 1975. Thomas Supply Company is a manufacturer and wholesaler of lumber products to customers all over the Southeastern United States.

     Mr. James A. Walters, age 56, has been nominated by management for election by the shareholders to serve for the first time as a Director of the Company. Mr. Walters started Walters Management Company in 1979 after being associated with the finance company business for several years, and he is Chairman and C.E.O. of that company. Walters Management Company owns and operates forty consumer finance companies located in Georgia and Texas, three rent-to-own television and appliance stores and one furniture store. Mr. Walters is a partner in a recently formed mortgage company in Gainesville, Georgia, and he is a partner in several real estate holdings. Mr. Walters was elected a Director of The First National Bank of Gainesville in 1993.

     Mr. M. G. "Mack" West, age 58, became a Director of the Company in 1992. Mr. West was the owner of the Sears catalogue and appliance store in Ellijay for many years. He was also associated with the building supply business for several years and currently serves as Mayor of East Ellijay. Since 1981, Mr. West has served as a Director of First National Bank of Gilmer County, an affiliate of the Company, and currently serves as Chairman of that bank's Board of Directors.

     Mr. J. Michael Womble, age 41, has been nominated by management for election by the shareholders to serve for the first time as a Director of the Company. In 1992, Mr. Womble, who is a certified public accountant, started Southlife Properties, Inc. which buys and develops land for subdivisions, Southlife Development, Inc. which builds houses, and Southlife Realty, Inc. which markets and sells the houses. Mr. Womble is President and C.E.O. of all those companies. From 1988 to 1992, Mr. Womble was President and C.E.O. of First National Bank of Paulding County. He continues to serve as a Director and has been elected Chairman of that bank's Board of Directors. From 1979 to 1988 Mr. Womble was the founder, owner and managing partner of Womble, Jackson, Gunn & Company, a certified public accounting firm.

     Mr. Joe Wood, Jr., age 39, became a Director of the Company in 1992. Mr. Wood is currently President and C.E.O. of Turner, Wood & Smith, Inc., an insurance agency associated with Hilb, Rogal and Hamilton, a publicly held company. Mr. Wood has been associated with Turner, Wood, & Smith, Inc., since 1977, becoming its President and C.E.O. in 1990. Mr. Wood has served as a Director of The First National Bank of Gainesville since 1990.

     There are four other persons who are serving as Executive Officers of the Company, but who are not Directors of the Company. They are set forth below. All officers are elected annually by the Board of Directors to serve a one year term.

     Mr. Bryan F. Bell, age 47, is currently serving as Senior Vice President, Affiliate Credit Administration, for the Company. Mr. Bell joined the Company in 1986 when he became President and C.E.O. of the First National Bank of White County. Mr. Bell transferred to a credit officer position with the Company in 1991. He currently also serves as a Director of the Citizens Bank, Cherokee County.

     Mr. C. Talmadge Garrison, age 61, is currently serving as Senior Vice President, Secretary and Treasurer of the Company. Mr. Garrison has been associated with the Company and The First National Bank of Gainesville in various management positions since 1963.

     Mr. Stephen Rownd, age 34, is currently serving as Senior Vice President, Credit Policy, for the Company. Mr. Rownd joined the Company in this position in 1991. From 1990 to 1991, Mr. Rownd was Senior Vice President, Credit Policy, for Barnett Bank of Atlanta. From 1988 to 1990, Mr. Rownd was Vice President - Credit Administration Manager for Barnett Bank of South Florida in Miami.

     Mr. Richard D. White, age 44, is currently serving as President and a Director of The First National Bank of Gainesville. Mr. White has served in various management positions, including Executive Vice President, since joining the bank in 1972.

     There are no family relationships among the Director Nominees or Management personnel of the Company. With the exception of Mr. Thomas S. Cheek, none of the above have been involved in legal proceedings relating to the Bankruptcy Act, criminal proceedings, or securities violations. Relative to Mr. Cheek, Vintage Enterprises, Inc., filed for Chapter 11 reorganization under the Bankruptcy Act on August 25, 1989, at which time Mr. Cheek served as Chairman of the corporation, and he continued in that position until March 30, 1990. A trustee was appointed July 20, 1990, and on August 30, 1990, by order of the Bankruptcy Court, the reorganization proceeding was converted to a Chapter 7 liquidation proceeding. At that time, Mr. Cheek ceased to be a director of Vintage Enterprises, Inc.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE LISTED DIRECTOR NOMINEES TO HOLD OFFICE UNTIL THE 1995 ANNUAL MEETING OF SHAREHOLDERS HELD FOR THE PURPOSE OF ELECTING DIRECTORS.

BYLAWS PROVISIONS FOR ELECTION OF DIRECTORS

     The Bylaws of the Company provide that "the Board shall consist of not less than five nor more than twenty-five Shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the Shareholders at any meeting thereof; PROVIDED, HOWEVER, that the Board may not increase the number of Directors to a number which; (1) exceeds by more than three the number of Directors last elected by Shareholders where such number was fifteen or less; and (ii) to a number which exceeds by more than four the number of Directors last elected by Shareholders where such number was sixteen or more, but in no event shall the number of Directors exceed twenty-five.

     The Bylaws state the following: "Nominations for election to the Board may be made by the Board or by any Stockholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of Directors. Nominations other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and shall be delivered or mailed to the President of the Corporation, not less than 14 days nor more than 50 days prior to any meeting of Shareholders called for the election of Directors, provided however, that if less than 21 days' notice of the meeting is given to Shareholders, such nomination shall be mailed or delivered to the President of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying
Shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee;
(d) the name and residence address of the notifying Stockholder, and (e) the number of shares of capital stock of the Corporation owned by the notifying Shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairperson of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee."

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held six meetings (four regular and two telephone conference) during the year ended December 31, 1993. Those matters requiring a formal vote at times other than regular meetings are normally handled by called meetings, telephone conference or consent minutes.

     The Board has four formal committees, which are the Audit Committee, the Executive Compensation Committee, the Employee Benefit Committee and the Strategic Planning Committee. The Audit Committee receives the reports of and makes recommendations to the internal auditors, recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews the scope and results of the audits, internal accounting controls, audit practices and the professional services furnished by the independent auditors to the Company. The Audit Committee met four times during 1993. Audit Committee members for 1993 were Ray C. Jones, Chairman, John H. Henderson, Arthur J. Kunzer, Jr., Edwin C. Poss, W. Harold Prather and Joe Wood, Jr. who was appointed in April 1993.

     The Executive Compensation Committee was established in 1988 for the purpose of considering compensation matters for Company officers and affiliate banks' chief executive officers. The Compensation Committee for 1993 met three times in 1993 and, on January 14, 1994 and January 19, 1994, to consider compensation matters. Compensation Committee members for 1993 were W. Woodrow Stewart, Chairman, James H. Harris, Jr., J. B. McKibbon, Jr., J. M. "Ray" McRae,
J. L. Nix, Bobby M. Thomas, and Harold L. Smith, who was appointed in April
1993.

     The Employee Benefit Committee was established in 1987 for the purpose of considering changes needed in employee benefit plans in the Company and various affiliate banks. The committee also receives actuarial, audit, and performance reports prepared on the various benefit plans. The Employee Benefit Committee met once in 1993. Employee Benefit Committee members for 1993 were Jane W. Banks, Chairperson, Thomas S. Cheek, Loy D. Mullinax, Paul J. Reeves, and M. G. West.

     The Strategic Planning Committee was established in 1992 to assess and evaluate the strategic growth and direction, as well as the business strategy, of the Company, with the goal of determining the best alternatives to enhance shareholder value. The committee also has the responsibility to evaluate merger and acquisition alternatives for the Company. The Strategic Planning Committee members for 1993 were Richard A. McNeece, Chairman, Jane W. Banks, James. H. Harris, Jr., Ray C. Jones, J. M. "Ray" McRae, J. B. McKibbon, Jr., J. L. Nix, Paul J. Reeves, Bobby M. Thomas, and W. Woodrow Stewart. The committee met four times during 1993.

     The full Board acts on all other Company matters, and therefore the Company does not have a standing nominating committee or other committee performing a similar function.

         SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS,
                AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

     The following table sets forth the beneficial ownership of the Company's only outstanding class of securities, common stock, $1.00 par value, held by the Directors, Nominees for Director, Executive Officers, and Directors and Executive Officers as a group as of December 31, 1993.

                                                             AMOUNT AND NATURE OF           PERCENT
                          NAME                            BENEFICIAL OWNERSHIP(1)(2)   OF CLASS(1)(2)(3)
- --------------------------------------------------------  --------------------------   -----------------
Jane Wood Banks.........................................             346,815                  2.23%
Thomas S. Cheek.........................................              39,174                   .25%
John A. Ferguson, Jr....................................               1,816                   .01%
James H. Harris, Jr.....................................              16,190                   .10%
John H. Henderson.......................................               3,194                   .02%
Ray C. Jones............................................              91,217                   .59%
Arthur J. Kunzer, Jr....................................              25,610                   .16%
W. L. Lester............................................              17,241                   .11%
J. B. McKibbon, Jr......................................             160,531                  1.03%
Richard A. McNeece......................................              84,441                   .54%
J. M. "Ray" McRae.......................................             247,244                  1.59%
Peter D. Miller.........................................              49,298                   .32%
Loy D. Mullinax.........................................              21,300                   .14%
J. L. Nix...............................................             761,331                  4.90%
J. Kenneth Nix, Sr......................................             162,869                  1.05%
Edwin C. Poss...........................................               7,589                   .05%
W. Harold Prather.......................................              18,674                   .12%
Paul J. Reeves..........................................              66,886                   .43%
A. Roy Roberts, Jr......................................              56,986                   .37%
Richard L. Shockley.....................................              57,424                   .36%
Harold L. Smith.........................................              64,972                   .42%

                                                             AMOUNT AND NATURE OF           PERCENT
                          NAME                            BENEFICIAL OWNERSHIP(1)(2)   OF CLASS(1)(2)(3)
- --------------------------------------------------------  --------------------------   -----------------
W. Woodrow Stewart......................................               3,844                   .02%
Bobby M. Thomas.........................................              50,084                   .32%
James A. Walters........................................                 139                    --
Mack G. West............................................               4,887                   .03%
J. Michael Womble.......................................              13,468                   .09%
Joe Wood, Jr............................................              40,610                   .26%
C. Talmadge Garrison....................................              47,201                   .30%
Bryan F. Bell...........................................              22,671                   .15%
Stephen M. Rownd........................................               3,395                   .02%
Richard D. White........................................              22,409                   .14%
All Directors and Executive Officers as a Group (25
  persons)..............................................           2,509,510                 16.01%

- ---------------

(1) Included in the listing above for Jane Wood Banks are 145,420 shares owned by adult children to which she shares voting and investment power and 100,000 shares held in a partnership account over which Mrs. Banks has voting and investment power. Not included in the listing are 148,706 shares owned by two adult sons and grandchildren over which Mrs. Banks asserts no voting or investment power. Included in the listing above for John H. Ferguson, Jr. are 1,500 shares in a retirement plan managed through his employer as to which he asserts no direct voting or investment power. Included in the listing above for James H. Harris, Jr., are 541 shares owned by his wife and son to which he shares voting and investment power. Included in the listing for John H. Henderson are 369 shares held in custody for minor children. Included in the listing above for Ray C. Jones are 5,405 shares held in his wife's name over which he shares voting and investment power. Not included in the listing for Mr. Jones are 15,353 shares in the names of his adult children or held jointly with their spouses over which he has no voting and investment authority. Included in the listing above for Arthur J. Kunzer, Jr., are 12,455 shares owned by his wife to which he shares voting and investment power. Included in the listing above for W. L. Lester are 6,514 shares held jointly with his wife over which he shares voting and investment power. Included in the listing above for J. B. McKibbon, Jr. are 3,360 shares owned by his wife over which he shares voting and investment power. Not included in the listing are 3,360 shares owned by Mr. McKibbon's daughter to which he asserts no voting or investment power. Included in the listing for J. M. "Ray" McRae are 98,032 shares owned by his wife and adult daughters to which he shares voting and investment power. Not included in Mr. McRae's total are 3,650 shares held in his granddaughter's name to which Mr. McRae has no voting and investment power. Also included in Mr. McRae's total are 112,500 shares that he transferred to a grantor retained income trust during 1991. Not included in the listing above for Loy
    D. Mullinax are 924 shares owned by his son and daughter to which he asserts no voting and investment power. Included in the listing above for J. L. Nix are 115,379 shares owned by Mr. Nix's wife or both of them jointly to which Mr. Nix has shared voting and investment power. Also included are 138,799 shares in the name of Mr. Nix's wife, as custodian or trustee for their grandchildren to which he has shared voting and investment power. Not included in the listing are 449,806 shares owned by Mr. Nix's adult children over which he asserts no voting or investment power. Included in the listing above for J. Kenneth Nix, Sr. are 644 shares held by Mr. Nix as custodian for his children and 575 shares in a grantor trust, to which he has voting and investment power. Included in the listing above for Edwin C. Poss are 258 shares owned by his wife to which he shares voting and investment power. Included in the listing above for Paul J. Reeves are 31,890 shares held by his wife over which he shares voting and investment power. Included in the listing above for A. Roy Roberts, Jr., are 16,838 shares owned by his wife to which he shares voting and investment power. Also included in the listing above for Mr. Roberts are 3,182 shares held in his adult sons' names to which he shares voting and investment power. Included in the listing above for Richard L. Shockley are 9,264 shares owned jointly by him, his wife and sons to which he shares voting and investment power. Not included in the above listing are 844 shares owned by Mr. Shockley's adult sons over which he asserts no voting or investment power. Included in the listing above for Mr. Smith are 3,567 shares owned by his wife to which he shares voting and investment power. Not included in the listing above for Mr. Smith are 1,706 shares owned by his son over which he has no voting and investment power. Included in the listing above for W. Woodrow Stewart are 575 shares in a grantor trust to which he has voting and investment power. Included in the listing above for Bobby M. Thomas are 4,466 shares held in custody for minor children, to which he has voting and investment power. Included in the listing above for J. Michael Womble are 534 shares he holds as custodian for his son to which he has voting and investment power. Included in the listing above for Mr. Wood are 12,777 shares either held by his wife and/or held jointly with his wife and shares held in custody for minor children. Included in the listing above for C. Talmadge Garrison are 585 shares in the name of his wife over which he shares voting and investment power. Not included in the above listing are 1,637 shares owned by Mr. Garrison's adult son and daughter over which he has no voting or investment power. Included in the listing above for Bryan F. Bell are 7,549 shares held jointly with his wife, to which he shares voting and investment power.

(2) With respect to each present or former executive officer of the Company and all directors and officers as a group, the number of shares and percent of class in the above table assumes that each such person has exercised all stock options held by such person as of December 31, 1993 and issued under the stock option plans of the Company, if and to the extent that such options were exercisable within 60 days of December 31, 1993 and beneficially owned by that officer. Included in the listing above are shares which such persons have the option to purchase under stock options issued under the Company's stock option plans for the years 1987 through 1993. The options have various grant dates, with the option price per share (the fair market value on date of each grant), ranging from a low of $11.167 per share for options issued in 1991 to a high of $18.75 per share for options issued in 1993. The numbers and percentages of shares shown in the above table as owned by the following persons and by all directors and officers as a group assume that the following stock options had been exercised: Mr. McRae, 16,200 shares; Mr. Shockley, 18,749 shares; Mr. McNeece, 19,700 shares; Mr. Miller, 23,630 shares; Mr. Garrison, 26,699 shares; Mr. White, 18,449 shares; Mr. Bell, 13,549 shares; Mr. Rownd, 3,370 shares; and all directors, and executive officers (including the above individuals), 140,346 shares. Directors who are not also executive officers or former executive officers do not participate in the stock option plans.

(3) With respect to each present or former executive officer of the Company and all Directors and Officers as a group, the number of shares and percent of class in the above table includes the amount of shares held in the particular executive officer's account under the Company's 401(k) Plan, under which participants can elect for a portion of their 401(k) funds to be invested in Company stock. At December 31, 1993, Mr. McNeece, the only executive officer with funds in his 401(k) account invested in Company stock, had 6,208 shares in his 401(k) account.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the beneficial owner of the Company's only outstanding class of securities, common stock, $1.00 par value, who to the Company's knowledge owned beneficially more than 5% of the Company's outstanding common stock as of December 31, 1993.

                                                                    AMOUNT AND NATURE OF   PERCENT
                         NAME AND ADDRESS                           BENEFICIAL OWNERSHIP   OF CLASS
- ------------------------------------------------------------------  --------------------   --------
Edrayco...........................................................        1,087,974          6.93%
The First National Bank
  P. O. Drawer 937
  Gainesville, Georgia 30503

     The shares listed above in the name of Edrayco are shares held in various trust accounts of The First National Bank of Gainesville (a wholly owned subsidiary of the Company), as trustee for its trust customers. Depending on the terms of each trust, the Bank, as trustee, may exercise no voting or investment control, or may exercise either shared voting power, shared investment power, sole voting power, sole investment power, or a combination of the foregoing. As of December 31, 1993, the Trust Department of The First National Bank of Gainesville had sole voting and investment power with respect to 1,007,274 shares, shared voting and investment power with respect to 21,339 shares, and no voting or investment power with respect to 59,341 shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT

     In general, the established objective of the Compensation Committee is to support attainment of the Company's mission of increasing shareholder wealth, through the employment of a compensation approach that ensures that the total compensation package for key officers: (1) is linked directly to measurable business and strategic goals; and (2) is consistent with other financial institutions in the southeast region that are similar in performance and size. To that end, it is the Committee's policy that: (1) executive compensation programs should be designed to attract and retain qualified executives whose performance is critical to the long-term success of the Company; (2) through the appropriate use of stock programs, executives should be given the opportunity to increase their stock ownership in the Company in exchange for their successful long-term strategic management and the enhancement of shareholder value; (3) executives should have a substantial amount of their compensation package held "at risk" and dependent upon achievement of Board approved financial and strategic goals; and (4) executives should be rewarded for both annual and long-term performance.

     The Compensation Committee believes that it is critical that the total executive compensation program be designed in a manner which promotes the long term success of the Company and resultant increase in shareholder value.

     Base salaries of executives are determined by both individual performance and competitive compensation data in conjunction with the recommendation of the benefits consulting division of Ernst & Young, a national accounting firm ("the consultants"). The Compensation Committee has established a goal of paying salaries that are competitive within financial institutions of similar asset size and performance in order to attract and retain key executives in a highly competitive environment. Decreased reliance on base compensation in the total compensation package, with increased reliance on incentive compensation based on performance, is the Compensation Committee's intent. Actual salary increases are awarded through the appraisal of individual performance results based on a disciplined wage and salary administration program and the spread, if any, between the executive's current base compensation and the competitive base compensation median of a peer group of financial institutions. Competitive base compensation medians are determined annually utilizing various industry sources of information on the peer group, with validation periodically by the Company's consultants. Since the Company's return on average assets placed the Company well into the upper range of performance among the peer group, the Committee felt that the base compensation of Company officers should be at least equal to the midpoint of the competitive base compensation range of the peer group. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the compensation peer group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included below in this Proxy Statement.

     It is the policy of the Compensation Committee that the salary for the CEO be set under the same guidelines as used for the executive officers and other officers, while having the salary of the CEO be competitive enough in the banking industry to attract and retain a CEO capable of administering policies of the Board and increasing shareholder value. If the CEO fulfills these goals, then it is the policy of the Compensation Committee to set his salary at least at the competitive median for salaries of all CEO's who manage bank holding companies of similar size and performance characteristics. The salary range was determined using peer group surveys as obtained by various compensation consulting organizations. In setting the salary ranges for 1993, the Company's Human Resources Division used compensation surveys of Cole, Sheshunoff, Mercer ECS and the Georgia Bankers Association. The performance of the CEO and the Company was measured by comparing the Company's return on average assets with that of the peer group and the Company's five year cumulative total return for the Company's stock when compared to the selected Dow Jones Industry Peer Group of 90 southern banks and the selected NASDAQ Market Value Index. The Company's return on average asset performance for 1992 was determined to be in the upper level range of the peer group. The five year cumulative total return for the Company's stock showed an increase of 19.2% from 1992 to 1993. This compared to an increase of 1.0% for the NASDAQ Market Value Index and an increase of 39.2% for the Dow Jones Industry Peer Group. Although significantly above the NASDAQ Market Value Index performance, but below the Dow Jones Industry Peer Group performance, the Compensation Committee determined the 19.2% increase in the five year total return on the Company's stock was very acceptable, and it was deemed appropriate that the CEO's salary be moved toward the midpoint of the salary range as established.

     The competitive median salary for 1993 for CEO's based on the peer group review was determined to be $355,000. CEO McNeece's salary for fiscal year 1992 was $300,000. Since it was determined that the Company performed in the upper range of performance in comparison with the peer group based on return on average assets and the Company's cumulative total return on stock value was acceptable, the Compensation Committee felt that CEO McNeece's salary should be at least comparable to the midpoint salary range for CEO's of the peer group. Consequently, under the policies outlined above, a 6.10% increase ($18,300) was proposed in order to bring CEO McNeece's salary closer to the median. In addition, a merit increase was considered due to the performance of Bancorp for 1992 as indicated above and the individual performance rating of CEO McNeece. Performance ratings for each executive officer are determined based on specific criteria for each officer position. For the CEO it is based on whether the goals and objectives of the Company as established in the strategic plan for the prior fiscal year were met. The goals under the strategic plan for the Company for a particular fiscal year may differ from the goals for another fiscal year. The performance rating of the Company CEO is a subjective determination on the part of the Compensation Committee, after reviewing the performance of the Company under the goals and objectives set forth in the strategic plan. The Compensation Committee determined that most of the goals of the strategic plan for 1992 were met, including development of retail banking strategies, implementation of a stringent loan loss reserve methodology and strict credit review, upgrading of the personnel management systems, acquisition of two affiliate banks through mergers, and implementation of an investors relation program which resulted in increases in the trading volume of Company stock and ownership of Company stock by institutional investors. Consequently, CEO McNeece's performance rating qualified him for an upward adjustment in his annual salary. Using the 1993 merit increase guidelines applicable to all executive officers, CEO McNeece's performance qualified him for a

6% merit increase ($18,000) in annual salary. The aggregate increases to annual salary for CEO McNeece described above were $36,300, thus raising his annual salary for 1993 to $336,300.

     The Company's incentive compensation plan is a key element in the shift towards variable pay in the overall compensation program. The cash incentives available under the incentive compensation plan tie a portion of the executive's compensation directly to key measures of corporate performance. The incentive compensation plan focuses on three specific criteria of performance: (1) earnings momentum (based on earnings per share for certain participants and net income for other participants), (2) asset quality (based on individual standards for certain participants and the sufficiency of allowance for loan losses and leases for other participants), and (3) strategic objectives (based upon individual objectives for certain participants and attainment of strategic priorities in the annual business plan for other participants). Each of the criteria is measured on an annual basis. The primary purpose of the incentive compensation plan is to motivate eligible participants to attain specific annual goals in each of the three performance categories.

     For the incentive plan to be operative for any participant, the Company must first attain a minimum level of performance, defined as follows: a base return on average assets of the greater of (a) 90% of the Company's average return on average assets for the past three years, or (b) 90% of the past three year average return on average assets for the Company's peer group as determined in the Bank Holding Company Information Report as published by the Federal Reserve Bank of Atlanta. In addition, the Company must have attained at least a net income performance equal to 90% of business plan net income. Once these criteria are met, the plan becomes operative for Company and affiliate bank participants who must then meet further performance criteria under the earnings, asset quality, and strategic goals categories. In 1993, under earnings goals the Company CEO and President received awards only if the Company met 100% of the earnings per share goals. For all other participants, the Company and affiliate banks must have met 100% of the net income to plan expectations. Under asset quality goals the Company officers listed in the Summary Compensation Table and most other participants received awards only if the Company or the individual participant's affiliate bank met the allowance for loan and lease losses ratio goals established as plan goals. Under the strategic objectives goals, objectives are customized and strategic priorities are defined in the respective annual business plans, and accomplishments are then measured against the respective plans. Each of the three above criteria have been assigned a weighting which reflects the relative importance of the three to the whole of the incentive award. In the case of the CEO shown in the Summary Compensation Table, the criteria weightings are 60% for earnings, 20% for asset quality, and 20% for meeting strategic objectives. Incentive compensation awards are based on a percent of compensation for the level of performance attained under each criteria.

     The Committee determined that the required standards under the incentive compensation plan were met by the Company and by several of the affiliate banks for 1993. The Committee determined that the Company's executive officers were each entitled to an award under the plan based upon performance of the Company at the levels established in the plan, after reviewing and evaluating the performance of the Company's executive officers under the specific criteria set forth in the plan. In the case of CEO McNeece, the Company performed at the established plan level of performance under the plan regarding the earnings, the asset quality and the strategic objectives criteria. CEO McNeece's performance at plan level in each criteria resulted in an award under the earnings criteria of 21% of base salary, and awards of 7% of base salary for each of the other two criteria, asset quality and strategic objectives. The total plan award to CEO McNeece was 35% of his base salary (the sum of the awards under the separate award criteria).

     The Committee has determined that stock options should be provided to key executives to provide incentive for longer term corporate performance and increase executive stock ownership in the Company. The grant of an option provides no immediate benefit to the executive and value is realized only to the extent that the price of Company stock rises above the exercise price, the current market price at the time of the grant.

     Option grants are based on a "stock option grant multiple" methodology, a standard industry approach recommended by the Company's consultants and adopted by the Compensation Committee. The methodology is generally a formula which determines the number of options to be granted a key officer by multiplying the percentage established for each officer position times the base salary of the officer. The resulting amount is then divided by the option price (fair market value of a share of Company stock at the date of grant) to determine the number of options to be granted to the officer. This methodology does not consider the number of previously granted stock options and stock awards which have been made to an officer. Under this methodology, the award of options for a particular year is based strictly on the multiple of the officer's base salary established by the Compensation Committee, and that multiple does not fluctuate, except based upon the performance of the officer, as determined by the Committee.

     The Compensation Committee considered and approved a list of recommended stock option grants which were granted and issued with a January 20, 1993 issue date. The Summary Compensation Table discloses those shares granted to the executive officers shown in the table. In the case of CEO McNeece, options were awarded for the number of shares having an aggregate exercise price equal to 95% of base salary, the established multiple for him.

     W. Woodrow Stewart, Chairman                         J.L. Nix
     James H. Harris, Jr.                                 Harold L. Smith
     J.B. McKibbon, Jr.                                   Bobby M. Thomas
     J.M. "Ray" McRae

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The table below presents in tabular form the five year cumulative total return for the Company's stock, assuming reinvestment of dividends, with that of a broad equity market index (NASDAQ Market Value Index) and the Dow Jones Industry peer Group (BAS), composed of 90 southern U.S. banking organizations.

                                                                  FISCAL YEAR ENDING
                                                   ------------------------------------------------
                     COMPANY                       1988    1989    1990     1991     1992     1993
- -------------------------------------------------  ----   ------   -----   ------   ------   ------
First National Bancorp, Georgia                    100     94.11   76.91   105.88   126.25   152.43
Peer Group, Dow Jones, BAS                         100    119.35   89.82   153.51   213.68   229.63
Broad Market Index, NASDAQ                         100    112.89   91.57   117.56   118.71   142.40

     The graph below compares the five year cumulative total return for the Company's stock, assuming reinvestment of dividends, with that of the same broad equity market index (NASDAQ Market Value Index) and the Dow Jones Industry Peer Group (BAS), composed of 90 southern U.S. banking organizations. This information is presented in tabular form above.

                                                        Dow Jones
                                          First         Industry,      Nasdaq Mar-
Measurement Period                       National        Southern       ket Value
(Fiscal Year Covered)                    Bancorp          Banks           Index
1988                                       100             100             100
1989                                     94.11          119.35          112.89
1990                                     76.91           89.82           91.57
1991                                    105.88          153.51          117.56
1992                                    126.25          213.68          118.71
1993                                    152.43          229.63          142.40

     ASSUMES $100 INVESTED ON JANUARY 1, 1989; ASSUMES DIVIDEND REINVESTED.
                        FISCAL YEAR ENDING DECEMBER 31ST

     The corporate mission of the Company is to maximize shareholder wealth through current dividend growth and capital appreciation in the Company's stock, by striving for: (1) above average earnings per share growth, (2) consistency, stability and predictability in earnings growth, (3) quality earnings, and (4) a sound financial position. The Company's strategy is to assure that corporate performance is adequately reflected in the price of the Company's stock through an aggressive investor relations program designed to achieve a market price that reflects the full value of the Company's stock when compared to similar investments.

     In management's opinion the Company's stock performed well in 1993 with an annual return of 20.7% compared to a 1993 return of 7.5% for the peer group of southern banks and 20.0% for the broad equity market index.

     Prior to 1991, the brokerage and institutional investor communities did not hold a significant percentage of the Company's stock, and it has only been over the past three years that these audiences have recognized the Company as a quality investment alternative, such recognition being attributable, in management's opinion, to the Company's growing size, geographical presence and performance, as well as management's investor relations efforts. Management estimates that approximately 3.9% of the Company's stock was held by institutional investors at December 31, 1993.

SUMMARY COMPENSATION TABLE

     The following table summarizes the key elements of executive compensation previously discussed. The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended December 31, 1993, 1992, and 1991.

                                                                                   LONG-TERM
                                             ANNUAL COMPENSATION                  COMPENSATION
                                ----------------------------------------------    ------------
                                                                  OTHER            SECURITIES            ALL
        NAME AND                                                  ANNUAL           UNDERLYING           OTHER
  PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)(1)    COMPENSATION($)(2)     OPTIONS(#)      COMPENSATION($)
- ----------------------  ----    ---------    -----------    ------------------    ------------     ---------------
Richard A. McNeece      1993    $ 336,300     $ 117,705           $1,000             16,000            $36,818(3)
  Chairman and C.E.O.   1992      300,000        21,000            1,000             16,500             24,000(3)
                        1991      255,000        10,041            1,000                180(5)          24,444(4)

Peter D. Miller         1993      245,200        61,300            1,000              9,400             25,402(3)
  President, C.A.O.,    1992      225,000        16,313            1,000              7,500             18,000(3)
  and C.F.O.            1991      190,000         4,275            1,000              1,026(5)          20,900(4)

C. Talmadge Garrison    1993      149,400        22,410            1,000              6,000             13,984(3)
  Senior Vice           1992      143,400         8,604            1,000              6,750             11,472(3)
  President &           1991      137,500         3,086            1,000              1,681(5)          15,086(4)
  Secretary

Richard D. White        1993      195,000        39,000            1,000              6,000             17,550(3)
  President, The First  1992      170,000        10,880            1,000              6,000             13,600(3)
  National Bank of      1991      145,000         4,672            1,000              2,083(5)          15,950(4)
  Gainesville

Bryan F. Bell           1993      110,800        24,930            1,000              4,000              9,972(3)
  Senior Vice           1992      105,500         7,955            1,000              4,500              8,440(3)
  President, Credit     1991      100,000         8,000            1,000              1,028(5)          12,000(4)
  First National
  Bancorp

- ---------------

(1) These amounts are awards made to the officer under the Company's incentive compensation plan. See the subsection entitled "Compensation Committee Report."

(2) The amounts shown in this column reflect the amounts contributed by the employer to the account of each officer under the Company's employee stock purchase plan. The plan allows all employees of the Company or its affiliate banks to participate in the plan. Under the plan, upon voluntary election to participate in the plan, the participating employee may contribute up to $2,000 or 10% of compensation, whichever is less, to such employee's account under the plan. Upon such contribution, the participating employee's employer then contributes an amount equal to 50% of such employee's contribution to such employee's account. The monies are then used to purchase Company stock in the open market and the stock is held in the employee's account under the plan. The aggregate value of all perquisite and other personal benefits are not reflected and are less than 10% of total annual salary and bonus reported for each of the named officers in each of the years indicated. Perquisites paid for the above named officers include employee only portion of health, life and disability insurance premiums and some club dues.

(3) During 1992, the Company profit-sharing plan was amended by adding a 401(k) arrangement to the plan. The amount shown for 1992 and 1993, except in the case of Mr. McNeece, represents the aggregate contributions by the Company on behalf of the officer under the 401(k) profit-sharing plan, including regular Company contributions, matching contributions on employee elective deferrals under the 401(k) arrangement, and Company matching contributions on amounts deferred by the officer, if any, under the nonqualified deferred compensation plan which supplements the qualified plan (the "SERP"). In Mr. McNeece's case, the amount shown includes a portion of the premium for term life insurance coverage for both years, paid by the Company in the amount of $4,765 each year, in addition to the Company contributions under the 401(k) profit-sharing plan and the SERP.

(4) During 1991 the named officers participated in a qualified defined contribution profit-sharing plan at the same percentage of compensation as all qualified employees of the Company. The amounts shown, except in the case of Mr. McNeece, are the amounts contributed by the Company on behalf of the named officers under the profit-sharing plan. In the case of Mr. McNeece, the amount shown includes a premium for term life insurance coverage for 1991 in the amount of $4,201 in addition to the Company contributions under the profit-sharing plan.

(5) Options which normally would have been granted for 1991 were not granted until January 1992. The options which are shown as granted in 1991 were incentive stock options granted to replace options previously granted in 1989 which were nonqualified options. The replacement options granted in 1991 were granted at the same exercise price as the options they replaced, which was not less than the fair market value of Company stock as of the date of grant of the replacement options in 1991. The 1989 options replaced were canceled and surrendered.

     Salary compensation for three of the Company's key executives has increased over the past three years, as a result of performance based increases, promotion of these key executives to a higher level of responsibility, and the desire of the compensation committee to move the base compensation of key executives to the competitive median. The 1992 increase for Mr. McNeece reflected his appointment to Chairman and CEO of the Company, while the increase for Mr. Miller reflected his appointment as President, Chief Administrative and Chief Financial Officer of the Company. Mr. White was appointed President of the Company's lead bank in January 1992. Base compensation levels for these key executives remained below the competitive median in 1992. In 1993, base compensation was at the competitive median for Mr. Miller, but remained below the median for Messrs. McNeece and White. The intent is for each of these key executive's base compensation to reach the median within the next year or two years.

     In 1992 and 1991, incentive awards were modest relative to target and maximum potential payouts. The lower payment of awards for 1991 and 1992 reflects actual earnings and loan quality results below plan expectations. In 1993, the Company net earnings and loan quality results improved and the incentive compensation earned was higher reflecting the pay for performance basis of the plan.

     In 1993, 1992 and 1991, the Company did not sponsor or provide to the named officers any programs for restricted or bonus stock awards or long-term incentive compensation. The Company intends to sponsor a performance based restricted stock plan for three of its key officers, beginning in 1994, subject to the approval of the shareholders. A description of the proposed plan is located under the caption "PERFORMANCE-BASED RESTRICTED STOCK PLAN PROPOSAL" below.

OPTION GRANTS TO EXECUTIVE OFFICERS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted to the executive officers named in the Summary Compensation Table during fiscal year 1993 and the projected value of those stock options:

                                                                                    POTENTIAL REALIZABLE VALUE
                                          PERCENT OF                                    AT ASSUMED ANNUAL
                                         TOTAL OPTIONS                                 RATES OF STOCK PRICE
                                          GRANTED TO     EXERCISE                    APPRECIATION FOR OPTION
                               OPTIONS     EMPLOYEES      OR BASE                            TERM(2)
                               GRANTED     IN FISCAL       PRICE     EXPIRATION   ------------------------------
 NAME AND PRINCIPAL POSITION   (#)(1)        YEAR        ($/SHARE)      DATE      0%($)(3)    5%($)      10%($)
- -----------------------------  -------   -------------   ---------   ----------   --------   --------   --------
Richard A. McNeece             16,000        12.28%       $ 18.75      1/20/03       $0      $188,668   $478,123
  Chairman and C.E.O.
Peter D. Miller                 9,400         7.22%       $ 18.75      1/20/03       $0       110,843    280,897
  President, C.A.O., and
  C.F.O.
C. Talmadge Garrison            6,000         4.61%       $ 18.75      1/20/03       $0        70,751    179,296
  Senior Vice President &
  Secretary
Richard D. White                6,000         4.61%       $ 18.75      1/20/03       $0        70,751    179,296
  President, The First
  National
  Bank of Gainesville
Bryan F. Bell                   4,000         3.07%       $ 18.75      1/20/03       $0        47,167    119,531
  Senior Vice President,
  Credit Officer

- ---------------

(1) These options were issued with a five year, 20% per year vesting schedule for exercisability with the first 20% being exercisable on January 20, 1994. These options were issued with a maximum 10 year exercise period.

(2) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% assumed annual appreciation in stock price (compounded annually over the option term) and therefore are not intended to forecast actual expected future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for an expiration date valuation, since the Company is not aware of any formula which will determine with reasonable accuracy an expiration date value based on future unknown or volatile factors. The potential realizable value to the optionee is the difference between the exercise price and the appreciated stock price at the assumed annual rates of appreciation multiplied by the number of option shares.

(3) No gain to the optionees is possible without appreciation in the stock price, which will benefit all shareholders commensurately. Zero percent appreciation in the stock price will result in zero dollars for the optionees.

     Based on the number of outstanding shares of Company stock at December 31, 1993 and the exercise price shown in the table, if the Potential Realizable Values were realized at the 5% annual rate of appreciation for the option term, the realized appreciation to all Company shareholders would be $183,159,923. At the 10% annual rate of appreciation for the option term, the realized value for all shareholders would be $464,163,197.

     All the above options were granted during the year 1993 with a five year vesting schedule and ten year exercise period. Due to the exercise dates for such options, all options would be qualified options except for 1,208 of the option shares granted to Mr. McNeece which are nonqualified. Under a qualified plan, the aggregate fair market value of stock (determined at the time of grant of the option) with respect to which options are exercisable for the first time by any optionee during any calendar year cannot exceed $100,000. This $100,000 limit refers to the price that the officer would pay to purchase the stock upon exercise of the option and has no relation to any profit or gain which the officer might receive upon exercise of the option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below sets forth the aggregated stock options exercised during the fiscal year ended December 31, 1993 and the year-end option values. The table also sets forth the number of shares received upon exercise of options and the aggregate dollar value realized upon exercise, which is the difference between the fair market value of the stock acquired upon exercise of the options and the exercise price for such options. The table also sets forth the total number of unexercised options held at December 31, 1993, separately identifying those options currently exercisable and unexercisable. The table indicates the value of options which are "in-the-money", which means the amount by which the fair market value of the underlying stock exceeds the exercise price of the options outstanding at December 31, 1993.

                                                                             NUMBER OF           VALUE OF
                                                                            SECURITIES         UNEXERCISED
                                                                            UNDERLYING         IN-THE-MONEY
                                                                            UNEXERCISED          OPTIONS
                                                                            OPTIONS(#)         AT FY-END($)
                                    SHARES ACQUIRED         VALUE          EXERCISABLE/        EXERCISABLE/
   NAME AND PRINCIPAL POSITION      ON EXERCISE(#)      REALIZED($)(1)     UNEXERCISABLE     UNEXERCISABLE(1)
- ----------------------------------  ---------------     --------------     -------------     ----------------
Richard A. McNeece                       22,200            $139,488            16,500/           $ 77,686/
                                                                               16,000            $ 30,000
Peter D. Miller                           6,000            $ 28,752            21,751/           $143,113/
                                                                                9,400            $ 17,625
C. Talmadge Garrison                          0            $      0            25,499/           $157,119/
                                                                                6,000            $ 11,250
Richard D. White                          4,500            $ 16,501            17,249/           $113,651/
                                                                                6,000            $ 11,250
Bryan F. Bell                             3,750            $ 15,626            12,750/           $ 84,217/
                                                                                4,000            $  7,500

- ---------------

(1) Relative to those shares acquired on exercise: in the case of Messrs. McNeece, Miller, and Bell the market value was calculated using the average of the bid and asked price of the shares as quoted on NASDAQ on the date of exercise; in the case of Mr. White, the market value was determined using the actual prices received by Mr. White upon sale of some shares immediately after exercise, such sales being permitted under S.E.C. Release No. 34-28869 and S.E.C. Rule 16b-3. In calculating the value of unexercised in-the-money options, the average of the bid and asked price of shares as quoted on NASDAQ on December 31, 1993 was used.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into change of control agreements with certain key officers of the Company or affiliates, including Messrs. McNeece, Miller, Garrison, White and Bell. Each agreement provides for compensation and other benefits to be payable to the officer in the event that the officer is involuntarily terminated without cause, or voluntarily terminates on account of a material change in such officer's duties, within two years following any change of control. A change of control includes any change in control (including successive changes in control), whether by merger, tender offer, sale of substantially all the assets of the Company or other event which results or is likely to result in a change in the control of management of the Company. A "change in duties" which would permit an officer to voluntarily terminate employment and receive payments under his change of control agreement (after the occurrence of a change of control) includes: (1) any significant change in the officer's title or the nature or scope of the officer's authorities or duties, (2) a reduction in base salary,
(3) any reduction in employee benefits or perquisites, (4) relocation of the officer by more than 50 miles from his office at the time of the change in control, and (5) any adverse effect caused by the change in control on the officer's ability to exercise the authorities, powers, functions or duties attached to his position with the Company. Each change of control agreement has a three year term.

     The compensation and benefits to which an officer is entitled under his change of control agreement includes a payment equal to a multiple of the officer's base salary in effect prior to the change in control of the Company or at his date of termination, whichever base salary is greater. For Messrs. McNeece, Miller, Garrison, and White, these multiples of base salary are, respectively, 262%, 185.5%, 114.5% and 114.5%. For Mr. Bell, the level of payout is 100% of base salary plus an amount equal to the average of the annual amounts received during the preceding three years under the Company's incentive compensation plan. The level of payout to executive officers was based on recommendations by the Company's compensation consultants.

     In addition to the multiple of base salary payout, the officer will continue to be covered, or receive payment from the Company for the equivalent cost of coverage, under those medical, dental, life insurance and long-term disability programs available to Company employees generally on the date of the officer's termination. These coverages will be provided for two years after the date of termination, and the officer will be required to pay for any portion of such coverages for which employees of Company are required to pay.

     With respect to stock options held by each officer, the change of control agreement provides that any restrictions on exercisability lapse and the officer may either exercise the options or may exercise the right to have the Company pay him the difference between the value of the stock and the exercise price of the stock, within six months following termination of employment. For this purpose the value of the stock is deemed to be the greater of the value on the date the officer notifies the Company of his exercise of the right to take a cash payment or the value at the time of the change of control.

     Each change of control agreement also provides that, if any payments under the agreement are "excess parachute payments" as defined in the Internal Revenue code, the payments to the officer will be "grossed up" so that, after the officer pays any excise taxes applicable to the excess parachute payments, the officer will receive the amounts he would have received under the change of control agreement if the payments had not been treated as excess parachute payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members are approved each year at the meeting of the Board of Directors following the annual shareholders meeting in April. The Committee serves from April to April, rather than the calendar year. The Committee members serving from April 1993 until April 1994 are W. Woodrow Stewart, Chairman, James H. Harris, Jr., J. B. McKibbon, Jr., J. M. "Ray" McRae (former C.E.O. of the Company and presently a consultant to the Company), J. L. Nix (former C.E.O. of the First National Bank of White County), Harold L. Smith, and Bobby M. Thomas. The Committee members who served from April 1992 until April 1993 were the same as above, except Mr. Smith did not serve on the Committee for the 1992-93 year.

     Mr. Stewart is a partner in the law firm Stewart, Melvin, & House in Gainesville, Georgia. Stewart, Melvin & House provided legal services to the Company and one or more of its affiliate banks during 1993; and it is anticipated that the firm will provide legal services to the Company in 1994. During 1993, the Company paid the firm of Stewart, Melvin & House $98,800 in legal fees, and the Company's subsidiary banks, in the aggregate, paid the firm $328,400 in legal fees. In addition to fees paid to the firm by the Company and its subsidiaries, independent third party debtors paid legal fees to the firm in connection with certain transactions in which the firm represented the Company or one of its subsidiaries.

TARGET OWNERSHIP PLAN

     The Target Ownership Plan of the Company, which requires key officers of the Company and its affiliate banks to achieve a designated level of ownership of Company stock, was recommended by the Compensation

Committee and approved by the Board of Directors in January 1994. The Target Ownership Plan requires key officers, through personal initiative to achieve a level of stock ownership which ensures (1) that the key officers share an "owners" perspective and are focused on long-term shareholder value creation, and (2) that key officer wealth accumulation is directly linked to Company shareholder returns. The plan applies to the executive officers of the Company listed in the Summary Compensation Table above, other key Company officers, affiliate bank chief executive officers and affiliate bank executive vice presidents. The Target Ownership Plan requires that those named officers accumulate a target number of Company shares within a five year period. The target for each officer is based on a multiple of the compensation of the particular officer, with the market value of shares to be acquired being equal to a multiple of five times compensation for the chief executive officer of the Company, four times compensation for the president of the Company, two times compensation for the president of the largest affiliate bank, and one times compensation for all other officers under the plan. The Target Ownership Plan is non-compensatory. Under the plan no shares or options are granted by the Company to the key officers.

                           COMPENSATION OF DIRECTORS

     Officers who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors. In 1993, non-management Directors of the Company received a fee of $4,000 per year for their services. All non-management Directors received $200 for each committee meeting they attended which was not held on the same day as a regular Board meeting. None of the Directors received more than $800 during 1993 for committee meeting attendance. Each of the non-management Directors of the Company also served as a director on the board of one of the fifteen affiliate banks of the Company, for which each received fees for serving as a director of the particular affiliate bank.

     All Directors are eligible to participate under the Company's employee and director stock purchase plan. The plan is generally described above in Footnote
(2) to the Summary Compensation Table, and under the plan each Director may contribute up to $2,000 to his plan account. Upon such contribution, the Company then contributes to the Director's plan account an amount equal to 50% of the Director's contribution. All of the Directors participated under the plan during 1993, and the Company contributed $1,000 to each participating Director's plan account during 1993.

     In 1993, the Company had consulting agreements with Messrs. J. M "Ray" McRae and Richard L. Shockley, former officers and current directors of the Company. Under these agreements, Messrs. McRae and Shockley provided consulting services to the Company and were paid $74,000 and $39,000, respectively, during 1993. Mr. McRae provides services in carrying on established customer contacts, customer relations and working with current and prospective affiliate banks. Mr. Shockley provides services in customer relations and serves as a liaison on the boards of several of the Company affiliate banks. Mr. McRae is not seeking reelection as a Company Director at the 1994 Annual Shareholders Meeting. His service as a consultant to the Company will also cease after the election of Directors by the shareholders in 1994. Mr. Shockley will continue to serve as a consultant in 1994.

                          TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Company and the subsidiary banks have had and anticipate that they will continue to have transactions with various directors, officers, principal shareholders, and their associates. All loans and commitments to extend loans included in such transactions were made substantially on the same terms, including interest rates and collateral, as those prevailing from time to time for comparable transactions with other unaffiliated persons, and in the opinion of the management of the banks, do not involve more than a normal risk of collectibility or present any other unfavorable features. In management's opinion, the aggregate amount of extensions of credit outstanding at any time from the beginning of the last fiscal year to the date hereof, to a Director, Director Nominee, Executive Officer or Principal Security Holder and their associates did not exceed the maximum permitted under applicable banking regulations.

     Mr. W. Woodrow Stewart, a Director who has served since 1981 and J. Kenneth Nix, Sr., who is a new Director Nominee, are partners in the law firm of Stewart, Melvin & House located in Gainesville, Georgia. Mr. Stewart, who has been nominated for re-election to the Board, and Mr. Nix, who has been nominated for election to the Board, through their firm, provided legal services to the Company and several of its subsidiaries during 1993, and it is anticipated that their firm will also provide legal services to the Company during 1994. The amount of fees for legal services to the Company and its affiliate banks paid to Stewart, Melvin & House during 1993 is set forth above in the subsection entitled "Compensation Committee Interlocks and Insider Participation".

                PERFORMANCE-BASED RESTRICTED STOCK PLAN PROPOSAL

     The Board of Directors recommends the shareholders approve the establishment of the Performance-Based Restricted Stock Plan (the "Plan"), for certain executive officers of the Company and The First National Bank of Gainesville (the "Participants"), namely Messrs. Richard A. McNeece, Peter D. Miller, and Richard D. White, who are, respectively, the Chief Executive Officer and Chairman of the Company, the President and Chief Financial and Administrative officer of the Company, and the President of The First National Bank of Gainesville. The purposes of the Plan are: (1) to provide incentives to the Participants by providing them with opportunities to acquire common stock of the Company when and if the price of Company stock attains target price levels and (2) to provide appropriate incentives to retain the participants in the active employment of the Company.

     The Board of Directors of the Company at its meeting on January 19, 1994, authorized and adopted the Plan and directed that the Plan be submitted to the shareholders for their approval.

     Under the terms of the Plan, there are 90,000 shares of the common stock of the Company reserved for issuance as awards under the Plan, plus sufficient additional shares to be purchased with cash dividends paid on the shares awarded under the Plan. Awards of shares of Company stock will be made to the Participants, without payment therefor by the Participants, if and when the Company's stock reaches specified target values. The target values must be met no later than December 31, 1999 for awards to be made under the Plan. The awards of Company shares to be provided under the Plan (the "Award Shares") will be in the following amounts when the specified target prices are met:

                                             PARTICIPANT'S
TARGET PRICE PER SHARE                     NAME AND POSITION     SHARES AWARDED
- ----------------------                    -------------------    --------------
        $29.00                            Richard A. McNeece         13,333
                                          CEO, Chairman
                                          Peter D. Miller            10,000
                                          President, CFO
                                          Richard D. White            6,666
                                          President FNB
                                          Gainesville

                                             PARTICIPANT'S
TARGET PRICE PER SHARE                     NAME AND POSITION     SHARES AWARDED
- ----------------------                    -------------------    --------------
        $33.00                            Richard A. McNeece         13,333
                                          CEO, Chairman
                                          Peter D. Miller            10,000
                                          President, CFO
                                          Richard D. White,           6,667
                                          President FNB
                                          Gainesville
        $37.00                            Richard A. McNeece         13,334
                                          CEO, Chairman
                                          Peter D. Miller            10,000
                                          President, CFO
                                          Richard D. White,           6,667
                                          President FNB
                                          Gainesville

     In order for awards to be made, the trading price for Company stock must average, over a period of sixty consecutive days, a price which equals or exceeds one of the target prices shown above. The trading price of Company stock for any day in the 60-day period is the average of the bid and asked prices of the stock for such days as quoted on NASDAQ (or any subsequent national exchange on which the Company stock is listed), or the last available trading price (computed in the same manner) for days included in the 60-day period on which the NASDAQ is not open for trading. For example, in order for awards to be made at the first target price, $29.00 per share, the average trading price for Company stock during a 60-day period would have to be at least $29.00. If the Company is being acquired when a 60-day period described above expires, then the awards of shares hereunder will be deferred until it is determined whether the Company is acquired. If the Company is acquired, then any awards due under the Plan will be made immediately prior to the acquisition. If for any reason the Company is not acquired, then the requirements for an award under the Plan must be met during a 60-day period which commences after it is determined that the acquisition did not occur.

     Award Shares may be voted by the Participants unless such shares are forfeited as described below. All cash dividends on Award Shares will be reinvested in additional shares of the Company's stock (the "Additional Shares") and the Additional Shares will also be subject to the same forfeiture restrictions applicable to the Award Shares to which they are attributable. Award Shares and Additional Shares are not transferable by the Participant until all forfeiture restrictions applicable to the shares have lapsed or are of no further effect. Award shares and Additional Shares, even those which are not subject to forfeiture restrictions, must be held by the Participant for not less than six months from the date of grant of the shares to the Participant before they may be sold by the Participant.

     Award Shares and Additional Shares are subject to several restrictions, including (1) a forfeiture of certain shares which have been awarded in the event the Participant does not meet a specified level of Bancorp stock ownership (other than pursuant to the Plan) by the date vesting under the plan would otherwise occur, and (2) a complete forfeiture of any Award Shares and Additional Shares in the event that the Participant terminates employment prior to the earlier of age 65 or completion of eight years of service after the date the Award Shares are earned. However, the restrictions on the awards lapse in the event of a Participant's death, disability, a change of control of the Company, or the involuntary termination of the Participant's employment without reasonable cause.

     The Award Shares and Additional Shares will be held by an escrow agent designated by the Compensation Committee of the Company's Board. The Compensation Committee will be responsible for the administration of the Plan. The Plan may not be amended or terminated without approval of the Board and the approval of the shareholders, if required, but in any event the Plan may not be amended more than once during any six-month period except for compliance with changes in the Internal Revenue Code or regulations promulgated thereunder.

     If the number of issued shares of Company stock are changed by reason of stock split, stock dividend, combinations or exchanges of shares, recapitalization or similar capital adjustments, the total number of shares reserved for issuance under the Plan and the number of Award Shares and Additional Shares shall be adjusted so that the value of such shares shall not be changed.

     A Participant will report compensation income for income tax purposes on the Award Shares and Additional Shares in the first taxable year of the Participant in which the shares are transferable or not subject to a substantial risk of forfeiture. The forfeiture restrictions contained in the plan will be substantial risks of forfeiture under the federal tax statute. A Participant is also permitted to make a special election to report compensation income in the taxable year of the Participant in which the Award Shares or Additional Shares are awarded. At such time as the shares are included as compensation income by the Participant, the Company will be entitled to a business expense deduction.

     If the Plan is approved by the shareholders, the Company anticipates that the shares subject to the Plan will be registered with the Securities and Exchange Commission and with any applicable state securities commission where registration is required. The cost of such registration will be borne by the Company.

     The table below illustrates the dollar values which will be awarded, valued as of the date the Target prices are met, under the Plan if the Target Prices of $29.00 per share, $33.00 per share and $37.00 per share are met, shares are awarded under the Plan, and the shares are not forfeited by the person to whom they are awarded.

                    PERFORMANCE-BASED RESTRICTED STOCK PLAN

       NAME AND POSITION           DOLLAR VALUE($)      NUMBER OF UNIT(#)
- -------------------------------    ----------------     ------------------
Richard A. McNeece                    $  386,657(1)         13,333 shares(1)
Chairman and CEO                      $  439,989(2)         13,333 shares(2)
                                      $  493,358(3)         13,334 shares(3)

Peter D. Miller                       $  290,000(1)         10,000 shares(1)
President, CFO                        $  330,000(2)         10,000 shares(2)
                                      $  370,000(3)         10,000 shares(3)

C. Talmadge Garrison                    N/A                    N/A
Senior V.P. and Secretary

Richard D. White                      $  193,314(1)          6,666 shares(1)
President, The First National         $  220,011(2)          6,667 shares(2)
Bank of Gainesville                   $  246,679(3)          6,667 shares(3)

Bryan F. Bell                                N/A                      N/A
Senior V.P., Credit,
First National Bancorp

Executive Group                       $  869,971(1)         29,999 shares(1)
                                      $  990,000(2)         30,000 shares(2)
                                      $1,110,037(3)         30,001 shares(3)

Non-Executive Director Group                 N/A                      N/A
Non-Executive

Officer Employee Group                       N/A                      N/A

- ---------------

(1) This is the value of the stock awarded, as of the date the award is earned, with respect to the Target Price of $29.00 per share, if the average trading price for Company stock during the 60-day computation period is exactly $29.00 per share. If the average trading price for Company stock exceeded $29.00 per share, the value of the award would likely be greater than that shown in the table. The value shown in the table does not consider the value of any cash dividends which might be paid on the shares, which under the plan are used to purchase additional shares, as described above.

(2) This is the value of stock awarded, as of the date the award is earned, with respect to the Target Price of $33.00 per share, if the average trading price for Company stock during the 60-day computation period is exactly $33.00 per share. If the average trading price for Company stock exceeded $33.00 per share, the value of the award would likely be greater than that shown in the table. The value shown in the table does not consider the value of any cash dividends which might be paid on the shares, which under the Plan are used to purchase additional shares, as described above.

(3) This is the value of the stock awarded, as of the date the award is earned, with respect to the Target Price of $37.00 per share, if the average trading price for Company stock during the 60-day computation period is exactly $37.00 per share. If the average trading price for Company stock exceeded $37.00 per share, the value of the award would likely be greater than that shown in the table. The value shown in the table does not consider the value of any cash dividends which might be paid on the shares, which under the Plan are used to purchase additional shares, as described above.

     Approval of the Plan requires the affirmative vote of a majority of the total number of shares voted at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PERFORMANCE-BASED RESTRICTED STOCK PLAN.

                             SHAREHOLDER PROPOSALS

     Any proposal that a shareholder intends to present at the 1995 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of C. Talmadge Garrison, Secretary) not later than November 30, 1994. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick to serve as independent auditors of the Company for the fiscal year ending December 31, 1994, subject to ratification of this appointment by the shareholders of the Company. KPMG Peat Marwick has served as independent auditors of the Company for several years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of KPMG Peat Marwick will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or by proxy and voting on this proposal at the Annual Meeting of Shareholders. If the shareholders fail to ratify the appointment of KPMG Peat Marwick, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1994 FISCAL YEAR.

                          OPTIONS, WARRANTS, OR RIGHTS

     To the best of management's knowledge, the only options, warrants or rights associated with the common stock of the Company outstanding at the present time are those options issued to key officers of the Company or affiliate banks as described in this Proxy Statement.

                                 OTHER BUSINESS

     Action will be taken on whatever other business may properly come before the meeting. Management is not aware of any other business matters to be considered at the Annual Meeting except the Report of Management and presentation of financial statements. If other matters properly come before the meeting, the persons named in the Proxy will have discretionary authority to vote proxies with respect to such matters after considering the recommendations of management.

     The minutes of the 1993 Annual Meeting will be presented at the meeting for approval. It is not intended that approval of those minutes will constitute ratification of matters referred to therein.

     Management urges you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO C. TALMADGE GARRISON, SECRETARY, FIRST NATIONAL BANCORP, P.O. DRAWER 937, GAINESVILLE, GEORGIA 30503, A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 18, 1994

1. ELECTION OF DIRECTORS                                                     Jane W. Banks, Thomas S. Cheek, John A. Ferguson, Jr.,
                                                                             James H. Harris, Jr., Ray C. Jones, Arthur J. Kunzer,
        FOR                          WITHHOLD                                Jr., W.L. Lester, Richard A. McNeece, Peter D. Miller,
all nominees listed at               AUTHORITY                               Loy D. Mullinax, J. Kenneth Nix, Sr., Edwin C. Poss,
right (except as              to vote for all nominees                       Paul J. Reeves, A. Roy Roberts, Jr., Richard L.
    marked                        listed at right                            Shockley, Harold L. Smith, W. Woodrow Stewart, Bobby
to the contrary.)                                                            M. Thomas, James A. Walters, Mack G. West, J. Michael
                                                                             Womble, Joe Wood, Jr.
      / /                            / /
                                                                             (INSTRUCTION: To withhold authority to vote for any
                                                                             individual nominee, write that nominee's name on the
                                                                             space provided below.)

                                                                             -----------------------------------------------------


2. RESTRICTED STOCK PLAN: TO VOTE AS INDICATED ON THE     3. TO RATIFY THE APPOINTMENT OF KPMG       IN THEIR DISCRETION, THE
   PROPOSAL TO ESTABLISH THE PERFORMANCE                     PEAT MARWICK AS THE COMPANY'S           NAMED PROXIES ARE AUTHORIZED
   BASED RESTRICTED STOCK PLAN.                              INDEPENDENT AUDITORS FOR THE            TO VOTE WITH RESPECT TO ANY
                                                             FISCAL YEAR ENDING DECEMBER 31, 1994.   OTHER MATTERS WHICH MAY
                                                                                                     PROPERLY COME BEFORE THE
                                                                                                     MEETING OR ANY ADJOURNMENT
      FOR   AGAINST  ABSTAIN                                    FOR   AGAINST   ABSTAIN              THEREOF AND WHICH THE
                                                                                                     BOARD OF DIRECTORS DID NOT
     / /     / /      / /                                      / /     / /       / /                 KNOW WERE TO BE PRESENTED
                                                                                                     AS OF THE DATE OF THE PROXY
                                                                                                     STATEMENT.




                                                          PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN IT AT ONCE WHETHER OR
                                                          NOT YOU EXPECT TO ATTEND THE MEETING.  YOU MAY VOTE IN PERSON IF YOU DO
                                                          ATTEND.

                                                          Dated:
                                                                -----------------------------------------
                                                                -----------------------------------------
                                                                -----------------------------------------
                                                                -----------------------------------------
                                                                             Signature(s)
                                                                NOTE: If signing for estates, trustees or corporation, title of capacity should  be stated.  If shares are held jointly, each holder
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS     should sign.









                            FIRST NATIONAL BANCORP

                                    PROXY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of First National Bancorp (the "Company") hereby appoints, James F. Bagwell, Charles R. Frierson, Jr. and Charles J. Thurmond or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned the number of votes to which the undersigned is entitled, at the Annual Meeting of Shareholders of First National Bancorp to be held on Wednesday, April 20, 1994; at 4:00 PM in the Theatre of the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, 30501, or at any adjournments thereof.

        Unless a contrary direction is indicated, the shares represented by the proxy will be voted for all nominees for directors named in the proxy statement enclosed herewith and for Proposals 2 and 3; if specific instructions are indicated, this proxy will be voted in accordance with such instructions. Said nominations and proposals are being made by the Board of Directors of First National Bancorp, and the approval of one matter is unrelated to the approval of any other matter proposed.

                    FIRST NATIONAL BANCORP PERFORMANCE-BASED
                             RESTRICTED STOCK PLAN

        1. PURPOSE. The First National Bancorp Performance-Based Restricted Stock Plan (the "Plan") is intended to provide incentives to certain key employees of First National Bancorp ("Bancorp") and The First National Bank of Gainesville ("FNB"), namely, the current Bancorp CEO and Chairman, the current Bancorp President and Chief Financial and Administrative Officer and the current FNB President, by providing them with opportunities to acquire common stock of Bancorp pursuant to awards (the "Awards") described herein.

        2. ADMINISTRATION OF PLAN. The Compensation Committee of the Bancorp Board of Directors shall supervise and administer the Plan. Any questions of interpretation of the Plan or of any Awards issued under the Plan shall be determined by the Compensation Committee and such determination shall be final and binding upon all persons. The Plan may not be amended or terminated without approval of the Bancorp Board of Directors, and, if required by law or by resolution of the Bancorp Board of Directors, the approval of the Bancorp shareholders. The Plan provisions may not be amended more than once during any six-month period, unless such amendment is for purposes of comporting with changes in the Internal Revenue Code, the Employee Retirement Security Act of 1974 (but only to the extent such statute is applicable to the Plan), or any rules or regulations promulgated under such statutes. Any determination of the Compensation Committee under the Plan may be made without notice or meeting of the Compensation Committee by a writing signed by a majority of the Committee members.

        3.   PARTICIPANTS.  The participants under the Plan (the
"Participants") shall be the individuals who hold the offices of the Bancorp CEO and Chairman, the Bancorp President and Chief Financial and Administrative Officer and the FNB President, as of the Effective Date of the Plan, as defined herein.

        4. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance as Awards under the Plan an aggregate of 90,000 shares of the common stock, par value $1.00, of Bancorp, plus sufficient shares of such stock to award the Additional Shares described in Paragraph 9(c) herein. Any shares which are granted but are thereafter forfeited pursuant to restrictions on the shares shall not again be reissued as Awards or Additional Shares under this Plan, the intent being that only the current officers of Bancorp and FNB who are designated as Participants in Paragraph 3 shall be permitted to receive any Awards or Additional Shares under the Plan.

        5. AWARDS. Awards will consist of Common Stock transferred to Participants, with applicable restrictions, as a bonus for service rendered to the Company or FNB without other payment therefor. Awards shall be made pursuant to Restricted Stock Agreements that contain terms consistent with the terms of the Plan and shall be made in the amounts and at the times specified by the formula in Paragraph 8 below. No Awards will be made under the Plan with respect to any "Award Threshhold," as defined in Paragraph 8(a) hereof, which is attained after December 31, 1999.

        6. ADJUSTMENT PROVISIONS. If Bancorp shall at any time change the number of issued shares of new Common Stock without new consideration to Bancorp (by stock dividends, stock splits, combinations or exchanges of shares, recapitalization, or similar capital adjustment), the total number of shares reserved for issuance under the Plan, the number of shares covered by each outstanding Award, and the number of Additional Shares as defined in Paragraph 9(c), shall be adjusted so that the value of each such Award and such Additional Shares shall not be changed.

        7. NONTRANSFERABILITY. Each Award and Additional Shares granted under the Plan to a Participant shall not be transferable by him otherwise than by will or the laws of descent and distribution until all restrictions on such Award and Additional Shares have lapsed or are otherwise no longer applicable pursuant to the terms of the Plan. A Participant's death prior to the date on which he would otherwise be entitled to be granted Award(s) hereunder shall terminate the Participant's rights to any Awards which may be granted hereunder after the Participant's death. Provided, however, if the Participant is living on the date on which he would be entitled to be granted an Award, but he dies prior to the date the award is actually granted, the Participant's Award shall be granted to his estate.

        8. FORMULA FOR AWARDS. Awards shall be made to the Participants specified in Paragraph 3 based upon the performance of the stock price of Bancorp stock in accordance with the following formulae:

        (a) An "Award Threshhold" occurs the first time Bancorp stock has traded for an "Average Trading Price" which is at least equal to a "Threshold Trigger Price" for a period of sixty consecutive calendar days, with a separate computation period for purposes of determining the "Average Trading Price" beginning on each date said Threshhold Trigger Price is attained. Awards shall be made to the Participants based upon the "Award Threshholds" which have been attained.

        (b) Definitions - For purposes of the Plan, the following terms are defined:

        (1) "Average Trading Price" means the average of the trading prices of Bancorp stock determined by adding the "Trading Price" for each day of any sixty consecutive day period specified in Paragraph 8(a), and dividing said sum by sixty (60).

        (2) The "Trading Price" of Bancorp stock for any day shall be the average of the bid and asked prices for Bancorp stock as quoted on NASDAQ (or the closing trading price on any subsequent national exchange on which the Company stock may be listed) as of the end of such day. The Trading Price for any Saturday, Sunday, national holiday, or other day on which NASDAQ (or subsequent national exchange) is not open for trading shall be the same as the Trading Price for Bancorp stock on the last day prior to such date on which the NASDAQ (or subsequent national exchange) was open for trading.

        (3) The "Threshhold Trigger Prices" shall mean Trading Prices of $29.00 per share, $33.00 per share, and $37.00 per share. Such Threshhold Trigger Prices shall be equitably adjusted by the Compensation Committee to reflect changes in the Trading Price caused solely by reason of stock dividends, stock splits, combinations or exchanges of shares, recapitalization, or similar capital adjustments.


        (c) Awards shall be made to the Participants when Award Threshholds have been met, as determined under Paragraph 8(a), as follows:


Award Threshhold Price               Participant             Shares Awarded
- ----------------------               -----------             --------------
$29.00                                CEO, Chairman              13,333
                                      President, CFO             10,000
                                      FNB President               6,666


$33.00                                CEO, Chairman              13,333
                                      President, CFO             10,000
                                      FNB President               6,667

$37.00                                CEO, Chairman              13,334
                                      President, CFO             10,000
                                      FNB President               6,667

        (d) Provided, however, in the event that a transaction in which Bancorp is to be acquired is approved by Bancorp's Board of Directors, or any person makes a tender offer to the Bancorp shareholders to acquire more than fifty percent (50%) of all Bancorp shares, during any computation period for determining whether an Award Threshhold has been met, and an Award Threshhold is met prior to consummation of the acquisition transaction or completion of the tender offer, no Award shall be made based on such Award Threshhold until immediately prior to the consummation of the acquisition transaction, or, in the case of a tender offer, until the tender offer has been successfully completed (i.e., the tender offeror has acquired more than fifty percent (50%) of all Bancorp stock). Award Shares to which a Participant is entitled immediately prior to the consummation of an acquisition transaction shall be converted into the consideration paid by the entity which acquires Bancorp, on the same basis that Bancorp shares generally are converted in such acquisition transaction. In the event that the acquisition transaction is not consummated for any reason, or if the tender offer fails, then no Award shall be made under the Plan until an Award Threshhold has been attained (in the same manner as prescribed in Paragraph 8(a)) during any sixty (60) consecutive calendar day period commencing on or after the date it is finally determined that the acquisition transaction will not be consummated or that the tender offer has failed, as applicable.

        (e) Provided, however, that no Awards will be made in any event if the Award Threshhold is attained after December 31, 1999.

        9. RESTRICTIONS APPLICABLE TO AWARDS. Each Award to a Participant hereunder shall be subject to the following restrictions:

        (a)   All or a portion of the Awards and Additional Shares, as
defined below, issued to a Participant will be forfeited if the Participant does not own the targeted level of Bancorp stock ownership required for such Participant by the First National Bancorp Target Ownership Plan dated January 19, 1994 (the "Target Plan") (without regard to the January 1, 1994 deadline applicable to the Target Plan) as of the date vesting would otherwise occur under subsection (b) hereof. All of the Award Shares and Additional Shares shall be forfeited if the targeted ownership is not attained by the date vesting occurs under subsection (b), unless vesting occurs pursuant to subparagraphs (i)-(iv) of subsection (b). If vesting occurs pursuant to subparagraph (i)-(iv) of subsection (b), the number of Award Shares and Additional Shares which shall be forfeited by the Participant will be the number of Bancorp shares by which the Participant failed to meet the
required ownership under the Target Plan.   All stock certificates issued
to the Participant evidencing the Awards and Additional Shares which are forfeited under this provision will be cancelled and Participant shall have no rights of ownership in such stock after January 1, 1999. For purposes of the Plan, in determining the required level of ownership under the Target Plan as of any date vesting occurs under the Plan, the Participant's compensation which is considered under the formula for share ownership in the Target Plan shall be his compensation as of the date vesting occurs under the Plan.

        (b) Each Award, and all Additional Shares attributable to such Award, granted to a Participant will be forfeited if the Participant leaves the active employment of Bancorp or FNB, other than for the reasons specified below, prior to the earlier of (1) age 65 or (2) completion of eight years of service from the date the Award Threshhold applicable to such Award was attained. At such time as the earlier of conditions (1) or (2) in the preceding sentence has occurred, the forfeiture restrictions applicable to such Award shall lapse and be of no further effect. Provided, however, that the above forfeiture restrictions shall also lapse and be of no further effect when and if a Participant leaves the active employment of Bancorp or FNB by reason of: (i) the

Participant's death, (ii) the Participant's disability entitling the Participant to disability benefits under Social Security or under any disability plan sponsored by Bancorp or FNB, (iii) any Change of Control, as defined in the Participant's Change of Control Agreement with Bancorp or FNB, or (iv) any involuntary termination of Participant which is not a Termination for Cause as defined in Paragraph 2(h) of the Participant's
Change of Control Agreement with Bancorp or FNB, whether or not a Change of Control has occurred at the time the Participant is involuntarily terminated by Bancorp or FNB.

        (c) A Participant shall not be entitled to receive any cash dividends on shares which are the subject of an Award hereunder (or cash dividends on any Additional Shares awarded herein) until all restrictions on said shares have lapsed. All cash dividends on shares which are the subject of an Award shall be reinvested in Bancorp stock (the "Additional Shares"), and the Additional Shares shall be awarded to the Participant, subject to the same restrictions applicable to the Award shares from which the dividends used to purchase the Additional Shares arose. Cash dividends on Additional Shares shall also be reinvested in Bancorp stock and be awarded as Additional Shares. If the Award shares are forfeited hereunder, then the Participant will not be entitled to receive any of the Additional Shares attributable to such Award shares; that is, the right to receive Additional Shares will also be forfeited. When all restrictions applicable to an Award have lapsed, then all restrictions shall be deemed to have lapsed with respect to the Additional Shares which are attributable to the Award shares on which restrictions have lapsed (except the restriction under subparagraph (f) below which applies separately to all Award shares and Additional Shares).

        (d) Stock certificates representing Awards or Additional Shares issued hereunder shall be issued in the Participant's name and be held by an escrow agent designated by the Compensation Committee, but shall not be delivered to the Participant until all restrictions on such shares are no longer applicable. If a forfeiture occurs as described herein, the stock certificates will be delivered by the escrow agent to the Compensation Committee which will then have the shares cancelled.

        (e) A Participant shall have full voting rights on all shares which are the subject of an Award hereunder, and on all Additional Shares, unless said shares are forfeited as provided herein, at all times after the Award or the award of such Additional Shares has been made.

        (f) Notwithstanding anything to the contrary herein, Award shares and Additional Shares must be held not less than six months from the date of award of such shares to the Participant before such shares may be sold by the Participant.

        (g) Stock certificates issued as Awards or Additional Shares hereunder shall each contain a legend which states as follows:

        "The shares represented by this certificate are subject to certain restrictions under the First National Bancorp Performance-Based Restricted Stock Plan (the "Plan") dated January 19, 1994, and may not be transferred by the owner hereof until the restrictions have lapsed or are no longer applicable pursuant to the terms of the Plan."

        10.  SECTION 83(B) ELECTIONS AND WITHHOLDING.   The Restricted
Stock Agreements shall require each Participant to notify the Compensation Committee if and when the Participant makes any election under Section
83(b) of the Internal Revenue Code upon the issuance of an Award or Additional Shares hereunder. Each Participant shall agree in his respective Restricted Stock Agreement(s) that Bancorp or FNB, as applicable, shall have the right to require the Participant to remit to Bancorp or FNB, or withhold from other amounts payable to the Participant, an amount sufficient to satisfy all federal, state and local withholding tax requirements applicable to each Award or Additional Shares hereunder, whether or not an election under
Section 83(b) is made when the Award is made.

        11. GOVERNING LAW. This Plan shall be governed by the laws of the State of Georgia. Notwithstanding anything herein to the contrary, Bancorp's obligation to issue or deliver certificates evidencing the Award shares shall be subject to all applicable laws, rules and regulations and to such approvals by any government agencies or national securities exchanges as may be required.

        12. TENURE. A Participant's right, if any, to continue to serve Bancorp or FNB as an officer, employee or otherwise, shall not be enlarged or otherwise affected by his designation as a Participant under the Plan.

        13. APPROVAL OF SHAREHOLDERS OF BANCORP. This Plan must be approved by the affirmative votes of a majority of the shares of Bancorp present, or represented, and entitled to vote at the annual shareholders' meeting of Bancorp shareholders to be held in 1994.

        14. EFFECTIVE DATE OF PLAN. The Effective Date of the Plan is January 1, 1994. The date of adoption of the Plan by the Bancorp Board of Directors is January 19, 1994.